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                                                                      EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANTS

Subsidiaries of Plastipak Holdings, Inc.:

Plastipak Packaging, Inc.
Whiteline Express, Ltd.
Clean Tech, Inc.
TABB Realty, LLC
Plastipak Packaging do Brasil, Ltda.

Subsidiaries of Plastipak Packaging, Inc.:

Plastipak Packaging do Brasil, Ltda.
Plastipak Packaging Czech Republic, s.r.o.
Plastipak Slovakia, s.r.o.

Subsidiaries of Plastipak Packaging do Brasil, Ltda.:

Plastipak Packaging da Amazonia, Ltda.
Plastipak Packaging da Argentina, Ltda.

Subsidiary of Clean Tech, Inc.:

Clean Tech Slovakia, s.r.o.